Exhibit 99.02

Resignation letter of Donald Friesz

To: 13105336019 From: restricted Date: 05/07/14 Time: 4:27 PM Page: 01 01/01/1995 01:40 310-377-3471 DON FRIESZ PAGE 01
May 7, 2014
Robert A, Virtue, Chairman
lam resigning from the Board of Directors and as a member of the Governance committee effective today May 7, 2014.
I was employed:by Virco from 2-18-57 until my retirement from the business on 2-15-96 serving in sales and marketing functions. I was first elected to the Board of Directors on 2-18-92.
In my opinion the education business climate which we have experienced the last several years has been our most difficult challenge to date. Even more difficult than labor strikes and natural disasters that have seriously hampered the business in years past. I am confident that under the leadership of Bob Virtue snd his management team we will come thru this period successfully. To accomplish this I believe that the Company must be enabled to concentrate all their time and efforts on maintaining and growing the business.
The Board asked for a Chief Marketing Officer and management hired Jamie Makuuchi. This was a positive move and will also provide additional valuable management resourse for other company.
I will be 85 in August and it has. been my personal plan for some time to retire this year or next- I only retire now because I believe Virco remains in capable hands with management and the new Board. I wish virco and the stockholders evey success.
Donald S. Friesz